Exhibit 15.1

Awareness of Independent Registered
Public Accounting Firm

We acknowledge the incorporation by reference on Form S-3ASR (Registration No. 333-254919) and the Registration Statements on Form S-8 (Registration Nos. 333-134240, 333-134241, 333-134276, 333-134301, 333-134356, 333-138629, 333-186253, 333-186254, 333-197708, 333-206160, 333-234166 and 333-239309) of Simmons First National Corporation (the Company) of our report dated May 6, 2022, included with the Quarterly Report on Form 10-Q for the quarter ended March 31, 2022. Pursuant to Rule 436(c) under the Securities Act of 1933 (the Act), this report should not be considered part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of the Act.

BKD, LLP

/s/ BKD, LLP

Little Rock, Arkansas
May 6, 2022